                                                                    Exhibit 99.1



                                                               REPUBLIC CONTACTS

                                     Media Inquiries: Will Flower (954) 769-6392
                                   Investor Inquiries: Tod Holmes (954) 769-2387
                                                          Ed Lang (954) 769-3591



                            REPUBLIC SERVICES REPORTS
                       FOURTH QUARTER AND YEAR-END RESULTS

                 o FREE CASH FLOW INCREASES 20% TO $147 MILLION


FORT LAUDERDALE, FLA., JANUARY 30, 2002...Republic Services, Inc. (NYSE: RSG) today reported adjusted net income of $47.2 million, or $0.28 per share, for the three months ended December 31, 2001, versus $56.5 million, or $0.33 per share, for the comparable period last year. Revenue increased 6.5% to $563.5 million from $529.1 million for the same period in 2000. Internal growth from core operations was 2.6% consisting of 1.8% price and 0.8% volume. Adjusted operating income for the three months ended December 31, 2001 was $94.4 million compared to $108.9 million for the same period last year. Adjusted EBITDA was $149.0 million versus $160.2 million for the comparable period last year.

For the year ended December 31, 2001, adjusted net income was $211.6 million, or $1.24 per share, versus adjusted net income of $225.1 million, or $1.29 per share, for 2000. Revenue increased 7.3% to $2,257.5 million from $2,103.3 million during 2000. Adjusted operating income for the year ended December 31, 2001, was $415.5 million compared to $440.7 million in the prior year. Adjusted EBITDA was $630.9 million versus $638.1 million during 2000.

Commenting on the Company's performance, James E. O'Connor, Chief Executive Officer of Republic Services, said, "At the beginning of 2001, we announced that one of our primary goals for the year was the generation of $145.0 million of free cash flow. I am pleased with our Company's ability to exceed this goal in spite of severe economic conditions - especially in the second half of 2001."

During the three months ended December 31, 2001, the Company recorded a non-cash, after-tax charge of $86.1 million primarily related to exiting certain markets and non-core businesses. Including the charge, Republic reported net income of $125.5 million, or $.73 per share, and a net loss of $(38.9) million, or $(.23) per share, for the year and three months ended December 31, 2001, respectively. Republic expects to generate approximately $35.0 million from the sale of assets related to the charge.

                            FISCAL YEAR 2002 OUTLOOK

Republic also announced today its outlook for fiscal 2002. The Company's objectives for 2002 remain consistent with those established in previous years and once again focus on increasing free cash flow. The Company anticipates using free cash flow to repurchase common stock under its $125.0 million share repurchase program approved by the Board of Directors in October 2001. Republic's guidance is based upon economic conditions experienced during the fourth quarter of 2001 and does not assume any deterioration or improvement in the overall economy during 2002. Specific guidance is as follows:

o FREE CASH FLOW: The Company's goal is to achieve $163.0 million in free cash flow during 2002 - an increase of approximately 11%.

o EARNINGS PER SHARE: The Company anticipates earnings per share of $1.37 to $1.39 excluding amortization of goodwill which is expected to be $.15 per share.

o INTERNAL GROWTH: The Company anticipates internal growth from core operations to be approximately 1.5% to 2.0%, with approximately 1% from price increases and .5% to 1% from volume growth.

Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company's operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

Certain statements and information included herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied, in or by such forward-looking statements. Such factors include, among other things, whether the Company's estimates and assumptions concerning its selected balance sheet accounts, closure and post-closure costs, available airspace, and projected costs and expenses related to the Company's landfills and property, plant and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; dependence on acquisitions for growth; the Company's ability to manage growth; compliance with, and future changes in, environmental regulations; the Company's ability to obtain approval from regulatory agencies in connection with expansions at the Company's landfills; the ability to obtain financing on acceptable terms to finance the Company's operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company's dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor, interest and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; risks associated with undisclosed liabilities of acquired businesses; the Company's ability to exit certain markets and to sell assets related thereto; risks associated with pending legal proceedings; and other factors contained in the Company's filings with the Securities and Exchange Commission.


                                       ###

                             REPUBLIC SERVICES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In millions, except per share data)



                                                              Three Months Ended                      Three Months Ended
                                                               December 31, 2001                       December 31, 2000
                                                    --------------------------------------      -----------------------------------
                                                     Reported    Adjustments      Adjusted      Reported   Adjustments     Adjusted
                                                    ---------     ---------       ---------     ---------     ------      ---------
Revenue                                             $   563.5     $      --       $   563.5     $   529.1     $   --      $   529.1

Expenses:
  Cost of operations                                    380.1          24.2 a         355.9         319.7         --          319.7
  Depreciation, amortization and depletion               54.6            --            54.6          51.3         --           51.3
  Selling, general and administrative                    66.8           8.2 b          58.6          49.2         --           49.2
  Other charges                                          99.6          99.6 c            --            --         --             --
                                                    ---------     ---------       ---------     ---------     ------      ---------

Operating income (loss)                                 (37.6)       (132.0)           94.4         108.9         --          108.9

Interest expense, net                                   (17.8)           --           (17.8)        (20.8)        --          (20.8)
Other income (expense), net                              (0.5)           --            (0.5)          0.8         --            0.8
                                                    ---------     ---------       ---------     ---------     ------      ---------

Income (loss) before income taxes                       (55.9)       (132.0)           76.1          88.9         --           88.9

Provision for (benefit from) income taxes               (17.0)         45.9            28.9          32.4         --           32.4
                                                    ---------     ---------       ---------     ---------     ------      ---------

Net income (loss)                                   $   (38.9)    $   (86.1)      $    47.2     $    56.5     $   --      $    56.5
                                                    =========     =========       =========     =========     ======      =========





Basic and diluted earnings (loss) per share         $   (0.23)                    $    0.28     $    0.33                 $    0.33
                                                    =========                     =========     =========                 =========


Weighted average common shares                          170.0                         170.0         173.1                     173.1
                                                    =========                     =========     =========                 =========


Amortization of goodwill and other intangibles                                    $    12.4                               $    10.6
EBITDA                                                                            $   149.0                               $   160.2


Note:    a. Relates primarily to downsizing the Company's composting operations and related inventory adjustments and increasing insurance reserves.
         b. Relates primarily to additional bad debt expense.
         c. Relates primarily to charges associated with exiting certain markets and non-core businesses.

                             REPUBLIC SERVICES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In millions, except per share data)




                                                             Twelve Months Ended                    Twelve Months Ended
                                                              December 31, 2001                      December 31, 2000
                                                  ----------------------------------------   -------------------------------------
                                                   Reported     Adjustments     Adjusted      Reported   Adjustments    Adjusted
                                                  -----------   ----------     -----------   -----------   -------     -----------
Revenue                                           $   2,257.5   $       --     $   2,257.5   $   2,103.3   $    --     $   2,103.3

Expenses:
  Cost of operations                                  1,422.5         24.2 a       1,398.3       1,271.3        --         1,271.3
  Depreciation, amortization and depletion              215.4           --           215.4         197.4        --           197.4
  Selling, general and administrative                   236.5          8.2 b         228.3         193.9        --           193.9
  Other charges                                          99.6         99.6 c            --           6.7      (6.7) d           --
                                                  -----------   ----------     -----------   -----------   -------     -----------

Operating income                                        283.5       (132.0)          415.5         434.0      (6.7)          440.7

Interest expense, net                                   (75.7)          --           (75.7)        (79.9)       --           (79.9)
Other income (expense), net                               1.5           --             1.5           2.3        --             2.3
                                                  -----------   ----------     -----------   -----------   -------     -----------

Income before income taxes                              209.3       (132.0)          341.3         356.4      (6.7)          363.1

Provision for income taxes                               83.8         45.9           129.7         135.4       2.6           138.0
                                                  -----------   ----------     -----------   -----------   -------     -----------

Net income                                        $     125.5   $    (86.1)    $     211.6   $     221.0   $  (4.1)    $     225.1
                                                  ===========   ==========     ===========   ===========   =======     ===========


Basic and diluted earnings per share              $      0.73                  $      1.24   $      1.26               $      1.29
                                                  ===========                  ===========   ===========               ===========


Weighted average common shares                          171.1                        171.1         175.0                     175.0
                                                  ===========                  ===========   ===========               ===========




Amortization of goodwill and other intangibles                                 $      47.1                             $      40.4
EBITDA                                                                         $     630.9                             $     638.1




Note:    a. Relates primarily to downsizing the Company's composting operations and related inventory adjustments and increasing insurance reserves.
         b. Relates primarily to additional bad debt expense.
         c. Relates primarily to charges associated with exiting certain markets and non-core businesses.
         d. Relates primarily to the early closure of a landfill in south Texas.

                            REPUBLIC SERVICES, INC.
                  SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION


         The following information should be read in conjunction with the Company's audited Consolidated Financial Statements and notes thereto appearing in the Company's Form 10-K as of and for the year ended December 31, 2000. It should also be read in conjunction with the Company's Unaudited Condensed Consolidated Financial Statements and notes thereto appearing in the Company's Form 10-Q as of and for the three and nine months ended September 30, 2001.

CASH FLOW

         The following table reflects certain components of the Company's unaudited consolidated statements of cash flows, excluding other charges, for the three and twelve months ended December 31, 2001 and 2000 (in millions):


                                                      Three months ended               Twelve months ended
                                                         December 31,                     December 31,
                                                   ------------------------         -------------------------
                                                     2001            2000             2001             2000
                                                   -------         --------         --------         --------
Depreciation, amortization and
   depletion of property and equipment             $  42.2         $   40.7         $  168.3         $  157.0
Amortization of intangible assets                  $  12.4         $   10.6         $   47.1         $   40.4

Capital expenditures                               $ (70.3)        $  (77.4)        $ (249.3)        $ (267.2)


         The Company defines free cash flow as net income plus depreciation, amortization and depletion less capital expenditures plus net changes in assets and liabilities resulting from operating activities.

         Capital expenditures include $1.1 million and $.5 million of capitalized interest for the three months ended December 30, 2001 and 2000, respectively, and $3.3 million and $2.9 million for the twelve months ended December 31, 2001 and 2000, respectively.

         As of December 31, 2001, accounts receivable were $232.9 million, net of allowance for doubtful accounts of $19.0 million, resulting in days sales outstanding of approximately 38 (or 26 days net of deferred revenue).

STOCK REPURCHASE PROGRAM

         During 2000, the Company announced that its Board of Directors authorized the repurchase of up to $150.0 million of its common stock. In October 2001, the Company announced that its Board of Directors authorized the repurchase of up to an additional $125.0 million of its common stock. As of December 31, 2000, the Company paid $50.9 million to repurchase 3,644,000 shares of its stock. During the twelve months ended December 31, 2001, the Company paid $99.2 million to repurchase 5,569,000 shares of its stock. As of December 31, 2001, the Company had $124.9 million remaining under its repurchase programs to fund stock repurchases.

REVENUE

         The following table reflects total revenue of the Company by revenue source for the three and twelve months ended December 31, 2001 and 2000 (in millions):


                                    Three months ended                Twelve months ended
                                       December 31,                       December 31,
                                -------------------------         -----------------------------
                                  2001            2000              2001                2000
                                --------         --------         ----------         ----------
Collection:
    Residential                 $  123.9         $  115.0         $    479.7         $    434.6
    Commercial                     172.2            163.2              686.0              627.8
    Industrial                     123.7            120.8              509.6              486.5
    Other                           12.5             10.4               47.5               47.6
                                --------         --------         ----------         ----------
    Total collection               432.3            409.4            1,722.8            1,596.5
                                --------         --------         ----------         ----------

 Transfer and disposal             198.6            179.9              780.8              717.4
 Less: Intercompany               (102.8)           (94.3)            (405.0)            (364.5)
                                --------         --------         ----------         ----------
    Transfer and
    disposal, net                   95.8             85.6              375.8              352.9

 Other                              35.4             34.1              158.9              153.9
                                --------         --------         ----------         ----------
    Total revenue               $  563.5         $  529.1         $  2,257.5         $  2,103.3
                                ========         ========         ==========         ==========



         The following table reflects the Company's revenue growth for the three and twelve months ended December 31, 2001 and 2000:


                                     Three months ended              Twelve months ended
                                         December 31,                    December 31,
                                    --------------------            ---------------------
                                    2001            2000            2001            2000
                                    ----            ----            ----            -----
Price                                .9%            2.3%             .8%             2.5%

Volume                              1.8              .5             2.3              3.5
                                    ---             ---             ---             ----

Total internal growth               2.7             2.8             3.1              6.0

Acquisitions                        3.8             3.4             4.2              6.5
                                    ---             ---             ---             ----
  Total revenue growth              6.5%            6.2%            7.3%            12.5%
                                    ===             ===             ===             ====


         Price growth for the three and twelve months ended December 31, 2001 was impacted by declining commodity prices. Excluding the negative effect of commodity prices, price growth was 1.8% and 1.9% for the three and twelve months ended December 31, 2001, respectively. In addition, non-core operations increased volume growth during the three and twelve months ended December 31, 2001. Excluding the positive impact of non-core operations, volume growth was
 .8% and 1.5% for the three and twelve months ended December 31, 2001, respectively. As such, adjusted internal growth for the three and twelve months ended December 31, 2001 was 2.6% and 3.4%, respectively.

OTHER CHARGES

         During the three months ended December 31, 2001, the Company recorded a non-cash, after-tax charge of $86.1 million primarily related to exiting certain markets and non-core businesses. The Company expects to generate approximately $35.0 million from the sale of assets related to the charge.

         During the three months ended September 30, 2000, the Company recorded a non-cash, after-tax charge of $4.1 million primarily related to the early closure of a landfill in south Texas.

INCOME TAXES

         Income taxes are provided based upon the Company's anticipated annual effective income tax rate. During the three months ended December 31, 2000, the Company lowered its anticipated annual effective tax rate for fiscal 2000 from 38.5% to 38.0%. During 2001, the Company's effective income tax rate increased from 38% to 40% as a result of certain non-tax deductible items recorded in other charges during the fourth quarter.